UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2006
ALLIANCE SEMICONDUCTOR CORPORATION
(Exact name of registrant as specified in its charter)
000-22594
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	77-0057842 (I.R.S. Employer Identification No.)
2575 Augustine Drive
Santa Clara, California 95054-2914
(Address of principal executive offices, with zip code)
(408) 855-4900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On June 30, 2006, Alliance Semiconductor Corporation (the “Company”) received a Nasdaq Stock Market, Inc. (“Nasdaq”) Staff determination letter indicating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) (the “Staff Determination Letter”). That rule requires the Company to file with Nasdaq copies of all reports filed or required to be filed with the U.S. Securities and Exchange Commission. The Company received this letter because the Company has not filed its Annual Report on Form 10-K for the fiscal year ended March 31, 2006 (the “Form 10-K”), pending the determination by the Company and its independent registered public accounting firm of whether certain assets of the Company, that were sold subsequent to March 31, 2006, should be classified as held for sale as of March 31, 2006. If such a classification is required, the Company will need to reflect this change in its financial statements for the fiscal year ended March 31, 2006 and prior fiscal years, which would necessitate further review and procedures by the Company’s predecessor independent registered public accounting firm prior to filing the Form 10-K. The Company’s management, the Audit Committee of the Company, and the Company’s independent public accountant are working diligently to resolve this issue.
     The Staff Determination Letter stated that as a result of the Company’s non-compliance with Nasdaq Marketplace Rule 4310(c)(14), the Company’s securities will be delisted from The Nasdaq Stock Market at the opening of business on July 11, 2006, unless the Company requests a hearing before a Nasdaq Listing Qualifications Panel (the “Nasdaq Listing Panel”) in accordance with the Nasdaq rules to review the Staff determination on or before July 7, 2006 at 4:00 p.m. Eastern Time. The Company intends to request a hearing before a Nasdaq Listing Panel to appeal the Nasdaq’s Staff determination. Requesting a hearing will stay the delisting until the Nasdaq Listing Panel has reached a decision and there can be no assurance that the Nasdaq Listing Panel will grant the Company’s request for continued listing.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 30, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE SEMICONDUCTOR CORPORATION
Date: June 30, 2006	By:	/S/ KARL H. MOELLER, JR.
Karl H. Moeller, Jr.
Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 30, 2006.